EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Thomas Properties Group, Inc. for the registration of common stock, preferred stock, warrant and debt securities and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Thomas Properties Group, Inc. and TPG/CalSTRS, LLC, and the effectiveness of internal control over financial reporting of Thomas Properties Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
July 3, 2008